                                    EXHIBIT 5

             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP

                                 August 29, 2000


Network Appliance, Inc.
495 East Java Drive
Sunnyvale, CA 94089

            Re: Network Appliance, Inc. - Registration Statement for Offering of an Aggregate of 355,769 Shares of Common Stock

Dear Ladies and Gentlemen:

            We have acted as counsel to Network Appliance, Inc., a California corporation (the "Company"), in connection with the Post-Effective Amendment No. 1 to Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (a) 60,146 shares of the Company's common stock reserved for issuance under the Orca Systems, Inc. 1999 Stock Option/Stock Issuance Plan as assumed by the Company (the "Orca Plan") and (b) 295,623 shares of the Company's common stock reserved for issuance under the special option grants made by Orca Systems, Inc. pursuant to written compensation agreements with Messrs. Beaman, Bein, Bolinger, DeBergalis, Dominijanni, Gillono, Grier, Lent, Melendez, Natale, Sears, Talpey, Thorpe, and Trimbee which were also assumed by the Company in connection with its acquisition of Orca Systems, Inc. (the "Individual Options").

            This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

            We have reviewed the Company's charter documents and the corporate proceedings taken by the Company with respect to: (a) the assumption of the Orca Plan and the options outstanding thereunder in connection with the Company's acquisition of Orca Systems, Inc. and (b) the assumption of the Individual Options in connection with such acquisition. Based on such review, we are of the opinion that if, as and when the shares of the Company's common stock are issued and sold (and the consideration therefor received) pursuant to the provisions of the option agreements for the outstanding options assumed under the Orca Plan and the Individual Options and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

            We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

            This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Orca Plan, the Individual Options or the shares of the Company's common stock issuable under such plan or arrangements.

                                Very truly yours,


                                /s/ Brobeck, Phleger & Harrison LLP
                                BROBECK, PHLEGER & HARRISON LLP